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                                                                    Exhibit 23.1



INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Registration Statement of New York Mortgage Trust, Inc. on Form S-11 of:

      - Our report, dated December 29, 2003, on the financial statements of New York Mortgage Company, LLC as of December 31, 2002 and 2001 and for each of the three years in the period ended December 31, 2002, appearing in the Prospectus, which is part of this Registration Statement; and

      - Our report, dated December 29, 2003, on the balance sheet of New Mortgage Trust, Inc. as of September 30, 2003 appearing in the Prospectus, which is part of this Registration Statement.

We also consent to the reference to us under the headings "Selected Historical and Pro Forma Financial Data of Our Company and NYMC" and "Experts" in such Prospectus.



/s/ DELOITTE & TOUCHE LLP

New York, New York
December 31, 2003